                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-03

-----Original Message-----

From: [Personal Identifying Information Redacted]
Sent: Tuesday, December 05, 2006 1:09 PM
Subject: CMBS New Issue:$2.47Bln BSCMS 2006-PWR14** CLASSES SUBJECT

** BSCMS 2006-PWR14 ** $2.47Bn Fixed Rate CMBS - Classes SUBJECT ** Co-Lead
Bookrunning Managers: Bear Stearns, Morgan Stanley Rating Agencies: S&P, Fitch

Structure:

Price
Classes
   CL     Size($MM)   S&P/FITCH     C/E      A/L     Prin Wind    Guidance
-------   ---------   ---------   -------   ------   ----------   ------------
Subject
   A1      114.7      AAA/AAA     30.000%    3.39        1-59         S+12A
   A2      170.7      AAA/AAA     30.000%    4.95       59-60         S+21A
SUBJECT
   A3       68.9      AAA/AAA     30.000%    6.82       82-83         S+27A
   AAB     125.1      AAA/AAA     30.000%    7.19       60-110        S+24A
SUBJECT
   A4      950.9      AAA/AAA     30.000%    9.78      110-119        S+25A
SUBJECT
   A1A     297.4      AAA/AAA        *** NOT OFFERED ***
   AM      246.8      AAA/AAA     20.000%    9.89      119-119        S+28A
SUBJECT
   AJ      222.1      AAA/AAA     11.000%    9.97      119-120        S+31A
SUBJECT
*B          46.3      AA/AA        9.125%    9.98      120-120        S+36A
*C          24.7      AA-/AA-      8.125%    9.98      120-120        S+39A
*D          37.0      A/A          6.625%    9.98      120-120        S+43A
*E          21.6      A-/A-        5.750%    9.98      120-120        S+50A
SUBJECT
*F          24.7      BBB+/BBB+    4.750%    9.98      120-120        S+65A
SUBJECT
*G          24.7      BBB/BBB      3.750%    9.98      120-120        S+75A
SUBJECT
*H          24.7      BBB-/BBB-    2.750%    9.98      120-120        S+85A
*X1        2468.1**   AAA/AAA     ~ 47 MM Proceeds                T+140@100CPY
*X2        2414.6**   AAA/AAA     ~ 89 MM Proceeds                 T+70@100CPY

*    Subject to rule 144A

**   Notional Balance

***  Final pricing may be in 1/2bp increments

Expected Timing:
- Termsheet & Appendix B&C:      Delivered
- Electronic Red:                Delivered
- Hardcopy Red & Termsheet:      Delivered
- Launch & Price:                Week of December 4
- Settlement:                    December 19

Roadshow Schedule:
   Replay of Global Conf. Call   (888)266-2081
   Replay Passcode:              1003811

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

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the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the
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This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject

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Copyright Bear, Stearns & Co. Inc.
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